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                                                                Exhibit 4.3(B)



     TRUST AGREEMENT, dated as of ___________, 199__, between CHASE MANHATTAN BANK USA, N.A., a national banking association, as Depositor, and [___________ _______________], a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee. The Depositor and the Owner Trustee hereby agree as follows:

     1. The trust created hereby shall be known as "Chase Manhattan Auto Owner Trust 199__-__", in which name the Owner Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

     2. The Depositor hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1. The Owner Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del.C. Section 3801 et seq. and that this document constitute the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto.

     3. The Depositor and the Owner Trustee, together with the General Partner named therein, will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law.

     4.   This Trust Agreement may be executed in one or more counterparts.

     5. The Owner Trustee may resign upon thirty days prior notice to the Depositor.

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     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.



                                            [                                ]
                                            ----------------------------------,
                                            not in its individual capacity
                                            but solely as Owner Trustee



                                            By:
                                               -------------------------------
                                               Name:
                                               Title:



                                            CHASE MANHATTAN BANK USA, N.A., as
                                              Depositor


                                            By:
                                               -------------------------------
                                               Name:
                                               Title: